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                                BRYAN CAVE LLP

                                 July 30, 1996

Ferrellgas Partners, L.P.
Ferrellgas Partners Finance Corp.
One Liberty Plaza
Liberty, MO 64068

Ladies and Gentlemen:

  We are acting as special counsel for Ferrellgas Partners, L.P., a Delaware limited partnership (the "Partnership"), and Ferrellgas Partners Finance Corp., a Delaware corporation ("Finance Corp.", and, together with the Partnership, the "Issuers"), in connection with various legal matters relating to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), covering an offer to exchange (the "Exchange Offer") $1,000 principal amount of the Issuers' 9-3/8% Series B Senior Secured Notes due 2006 (the "Exchange Notes") for each $1,000 principal amount of their outstanding 9-3/8% Series A Senior Secured Notes due 2006 (the "Private Notes"), of which $160,000,000 aggregate principal amount is outstanding on the date hereof.

  We are of the opinion that the material income tax consequences of the Exchange Offer are accurately set forth under the heading "Certain Federal Income Tax Considerations" in the Preliminary Prospectus dated July 30, 1996 included in the Registration Statement.

  In rendering the opinion expressed above, we have relied upon the facts as set forth in the Registration Statement. Any variation or difference in the facts from those forth in the Registration Statement could affect our opinion.
Such opinion is also based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Preliminary Prospectus dated July 30, 1996 included in the Registration Statement.

                                           Very truly yours,


                                           Bryan Cave LLP